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Atlantic Liberty Financial Corp.

Selected Financial Condition Data:         	<c>		  <c>

					At December 30,       At March 31,
					         2005              2005
						    (In Thousands)
Total Assets 				$     177,014          $ 183,974
Loans Receivable, net (1) 		      121,293            120,148
Securities Available for Sale 		        2,774              2,940
Securities Held to Maturity                    38,199             45,985
Deposits                                      103,933            109,103
Total Borrowings                               41,550             43,350
Stockholders' Equity                           28,413             27,827

(1) The allowance for loan losses was $753,000 and $737,000 at December 31,2005 and March 31, 2005 respectively.
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
                                  Three-months Ended        Nine-months Ended
	         		                   December 31,
		                   2005         2004         2005           2004
          			     (In thousands, except for per share data)

Selected Operating Data:

Interest Income                   $ 2,553    $  2,506       $  7,617       $  7,338
Interest Expense                      884         729          2,461          2,115
Net Interest Income                 1,669       1,777          5,156          5,223
Provision for Loan Losses              -           -             -              125
Net Interest Income
 after provision for Loan Losses    1,669       1,777          5,156          5,098
Non-interest income                    78         208            325          1,320
Non-interest expense                2,891       1,155          5,137          3,573
(Loss)Income before income taxes   (1,144)        830            344          2,845
Income taxe (benefit) expense        (422)        344            224          1,192
Net(loss) income                     (722)        486            120          1,653
Net (loss)Income per share-Basic  $  0.45    $   0.31        $  0.07       $   1.04
Net (loss)Income per share
   -Fully Diluted                 $  0.43    $   0.30        $  0.07       $   1.04
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Selected Financial Ratios and Other Data:

					    At or for the Three Months Ended
                                                      December 31,
Performance Ratios:                             2005              2004

Return on Average Assets                      (1.62%)             1.05%
Return on Average Equity                      (9.97%)             7.07%
Interest Rate Spread                           3.55%              3.73%

Asset Quality Ratios:
Non-performing assets to total assets          0.04%             0.09%
Allowance for loan losses
 to non performing loans                        (A)            810.52%
Allowance for loan losses
 to total loan receivable                      0.62%             0.62%

Capital Ratio:
Equity to total assets                         16.05%           14.92%

(A) Thre were no non-performing loans at 12/31/2005

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